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                                                                   EXHIBIT 3.5


              Text of Amendment to the Articles of Incorporation
                        of Chicago Rivet & Machine Co.
                           (dated August 18, 1997)


RESOLVED, that the Articles of Incorporation of the Corporation be amended by increasing the number of shares of Common Stock which the Corporation is authorized to issue from 2,000,000 shares of Common Stock of the par value of $2.00 per share to 4,000,000 shares of Common Stock of the par value of $1.00 per share.

FURTHER RESOLVED, that these Articles of Amendment do not affect the preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the 500,000 authorized shares of the Preferred Stock of the Corporation.
















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                           ARTICLES OF INCORPORATION

                                       OF

                          CHICAGO RIVET & MACHINE CO.,

                       as last amended (August 18, 1997)



        1.    The name of the corporation is Chicago Rivet & Machine Co.

        2. The object for which it is formed is to manufacture, export, import, buy, sell and generally deal in metal specialties and other goods, wares, merchandise and personal property of every class and description; to acquire, hold, exercise and dispose of any right, patent or otherwise, and to do all and everything necessary or convenient for the accomplishment of any and all of the purposes above mentioned and incidental thereto.

        3.    The duration of the corporation is perpetual.

        4. The location of the original principal office is 1830 S. 54th Ave., Cicero, County of Cook, State of Illinois.


        5. The total authorized capital stock is (4,500,000) shares divided into two classes:



                  500,000 shares of Preferred Stock, without par value, issuable in series; and (4,000,000) shares of Common Stock of the par value of ($1.00) per share,


                  the preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the shares of each class of stock to be as follows:

              (a) THE PREFERRED STOCK

                  (i) The authorized shares of Preferred Stock may be divided into and issued in series, each such series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of the Preferred Stock shall be identical except as to the following relative rights and preferences, in respect of any or all of which there may be variations between different series:

                        (1)  The rate of dividend.

                        (2) The price at and the terms and conditions on which shares may be redeemed.




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                        (3)  The amount payable on shares in event of
                             involuntary liquidation.

                        (4) The amount payable on shares in event of voluntary liquidation.

                        (5) Sinking fund provisions, if any, for the redemption or purchase of shares.

                        (6) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

                        The Board of Directors of the Corporation is hereby expressly vested with authority to divide the authorized shares of the Preferred Stock into series and, within the limitations of the laws of Illinois, to fix and determine the relative rights and preferences of the shares of any series so established; provided, however, that such authority hereinabove expressly vested in the Board of Directors of the Corporation shall be subject to such further limitations, if any, as are stated in the Articles of Incorporation of the Corporation, as amended. In order for the Board of Directors of the Corporation to establish a series of the Preferred Stock pursuant to the authority hereinabove expressly vested in it, the Board of Directors shall adopt a resolution or resolutions setting forth the designation of such series and fixing and determining the relative rights and preferences thereof. All shares of the Preferred Stock of any one series shall be identical in all respects, except that shares of any one series issued at different times may differ in respect to the dates from which dividends thereon shall be cumulative.

                  (ii) The holders of each series of the Preferred Stock shall be entitled to receive out of any funds legally available therefor, as and when declared by the Board of Directors, cumulative cash dividends at not to exceed the rate per annum fixed by the Board of Directors in the resolution or resolutions establishing such series of Preferred Stock payable quarterly on such dates as shall be fixed by the Board of Directors in such resolution or resolutions. Dividends on shares of the Preferred Stock shall be cumulative from the respective dates of issuance thereof and shall accrue from day to day whether or not earned or declared. Accumulation of dividends shall not bear interest. All cumulative dividends on the outstanding shares of the Preferred Stock for all dividend periods shall be paid or declared and set apart for payment, and all amounts required to be paid into or set aside for any sinking, purchase or redemption fund applicable to any series of the Preferred Stock, shall have been paid or set aside before any dividend or other distribution (other than a dividend or distribution consisting solely of shares of Common Stock) shall be paid or made or declared and set apart for payment on the Common Stock. No dividends shall be paid or declared and set apart for payment on


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                        any series of the Preferred Stock in respect of any
                        dividend period unless at the same time a like proportionate dividend for the same dividend period shall have been paid or declared and set apart for payment on all other series of Preferred Stock then issued and outstanding.

                  (iii) Upon any liquidation, dissolution or winding-up of the
                        Corporation (whether voluntary or involuntary), the holders of each series of the Preferred Stock shall be entitled to receive payment of such amount, in cash or in kind, as the Board of Directors in the resolution or resolutions establishing such series of the Preferred Stock shall have determined to be payable to the holders of such series of the Preferred Stock in the event of any such liquidation, dissolution or winding-up, as the case may be, plus all accumulated dividends, and no more, before any sum shall be paid or any assets distributed among the holders of the Common Stock, and after such payment to the holders of the Preferred Stock, all remaining assets and funds shall be paid or distributed pro rata to the holders of the Common Stock. If, upon any such liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for payment and distribution to holders of all series of the Preferred Stock are insufficient to make payment in full to such holders, then the holders of the Preferred Stock of all series shall share in any payment or distribution of assets in proportion to the full amounts to which they would otherwise respectively be entitled, and in such event no payment or distribution shall be made to the holders of the Common Stock. Neither the consolidation or merger of the Corporation, nor the sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of its assets nor the purchase or redemption of shares of any class, nor a reduction of its capital, nor a dividend or distribution to shareholders from net profits or surplus earned, in pursuance of applicable provisions of law providing therefor, shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation within the meaning of the foregoing provisions of this paragraph.

                  (iv) Any series of the Preferred Stock may be redeemed in whole or in part, at the option of the Corporation, by resolution of its Board of Directors, or by the operation of the sinking, redemption or purchase fund, if any, provided for such series, at any time, or from time to time, at such price as may be fixed and determined by the Board of Directors in any resolution providing for the issue of any particular series of the Preferred Stock. If less than all the outstanding shares of any series are to be redeemed, the shares to be redeemed shall be


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


                        determined by lot or pro rata in such manner as the Board of Directors may provide.

                  (v) The series of Preferred Stock of each series shall be convertible into or exchangeable for shares of Common Stock or shares of any other series of Preferred Stock, upon such terms and conditions, as shall be fixed and determined by the Board of Directors in any resolution providing for the issuance of such series of Preferred Stock.

                  (vi) In the event that any shares of Preferred Stock which have been issued or reacquired by the Corporation, in any manner, including such shares as may be redeemed or purchased or converted into Common Stock or any other series of Preferred Stock, then such shares shall have the status of authorized and unissued Preferred Stock and may be reissued as shares of the series of which they were originally a part or may be issued as shares of a new series or as shares of any other series, all subject to the conditions and restrictions of any series of Preferred Stock as fixed and determined by resolution of the Board of Directors.

              (b) COMMON STOCK

                  (i) The holders of the Common Stock shall be entitled to such dividends as may from time to time be declared by the Board of Directors, but only when and as declared by the Board of Directors out of any funds legally available for declaration of dividends, subject to the provisions and conditions set forth in section (a) hereof in favor of the Preferred Stock.

                  (ii) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of the Common Stock shall be entitled to share pro rata in the net assets available for distribution to holders of the Common Stock after payment to the holders of Preferred Stock of the amounts to which they are entitled pursuant to the resolution or resolutions of the Board of Directors providing for the issue of a series of Preferred Stock.

              (c) OTHER PROVISIONS APPLICABLE TO PREFERRED STOCK AND COMMON
                  STOCK

                  (i) In the exercise of voting powers, each holder of a share of Preferred Stock and each holder of a share of Common Stock shall be entitled to one vote for each of the shares held by him of record on the books of the Corporation at the time for determining holders thereof entitled to vote. The holders of Common Stock shall vote together, share for share, with the holders of Preferred Stock as one class except as to


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                        those matters which, by express statutory provision,
                        are required to be determined by class voting.

                  (ii) No holder of stock of any class of the Corporation, whether now or hereafter authorized, shall have any pre-emptive or preferential right to subscribe to any share of stock of the Corporation of any class, now or hereafter authorized, or to any obligations convertible into stock of the Corporation, issued or sold, or any right to subscribe to any thereof, and the Board of Directors may issue stock of the Corporation, or obligations convertible into stock, without offering such issue of stock or such obligations, either in whole or in part, to the shareholders of the Corporation.

        6. The names and addresses of the original stockholders of the consolidated corporation and the amount of stock held and paid in by each are as follows:


------------------------------------------------------------------------------
       NAME                 ADDRESS          NUMBER OF     AMOUNT       AMOUNT
                                              SHARES        HELD       PAID IN
------------------------------------------------------------------------------
John A. Morrissey    801 S. Euclid Ave.         879        $87,900     $87,900
                     Oak Park, Ill.
 ..............................................................................
Edward J. Morrissey  4520 N. Whipple St.          1            100         100
                     Chicago, Ill.
 ..............................................................................
Edward P. O'Malley   1849 Waveland Ave.         120         12,000      12,000
                     Chicago, Ill.
 ..............................................................................
Edward P. O'Malley   1924 Grace St.              10          1,000       1,000
                     Chicago, Ill.
 ..............................................................................
Francis E. O'Malley  Tyrone, New Mexico          20          2,000       2,000
 ..............................................................................
Herman J. Tonn       1737 N. Francisco Ave.     287         28,700      28,700
                     Chicago, Ill.
 ..............................................................................
Edward G. Goergen    7831 White Ave.            200         20,000      20,000
                     Lyons, Ill.
 ..............................................................................
Vincent A. Scully    Cedarhurst                  50          5,000       5,000
                     Long Island, N.Y.
 ..............................................................................
M. P. McManus        General Motors Bldg.        25          2,500       2,500
                     Detroit, Mich.
 ..............................................................................
Stephen Rechtoris    4208 N. Drake Ave.         158         15,800      15,800
                     Chicago, Ill.
------------------------------------------------------------------------------

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        7.    The location and a general description of the original property in which capital stock was paid is as follows: All of the property, real, personal and mixed consisting of machinery, tools, dies, desks, office equipment, finished and raw materials, accounts receivable and real estate, located in Cicero, Illinois.

        8. The management of the corporation shall be vested in seven directors.

        9. The names and addresses of the first board of directors, at least one of whom is a resident of Illinois, and the respective terms for which elected are as follows:



------------------------------------------------------------------------------
       NAME                         ADDRESS                 TERM FOR WHICH
                                                                ELECTED
------------------------------------------------------------------------------
John A. Morrissey    801 S. Euclid Ave., Oak Park, Ill.     Until next annual
                                                            directors meeting.
 ..............................................................................
Edward J. Morrissey  105 S. LaSalle St., Chicago, Ill.               "
 ..............................................................................
Herman J. Tonn       1737 N. Francisco Ave., Chicago, Ill.           "
 ..............................................................................
Edward G. Goergen    7831 White Ave., Lyons, Illinois                "
 ..............................................................................
Edward P. O'Malley   1849 Waveland Ave., Chicago, Ill.               "
------------------------------------------------------------------------------

        10. No shareholder of this corporation shall have any preemptive right to subscribe for or acquire additional shares of the corporation, whether now authorized or to be authorized hereafter.













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